Exhibit 99.1

Investor Relations Contact:	Media Contact:
Noopur Liffick	Aljanae Reynolds
510-809-2465	510-809-2452
investors@aduro.com	press@aduro.com

Aduro Announces Changes to its Board of Directors

BERKELEY, Calif., February 21, 2019 – Aduro Biotech, Inc. (NASDAQ: ADRO) today announced the appointment of David H. Mack, Ph.D., President and CEO of PMV Pharmaceuticals, to its Board of Directors effective February 19, 2019. In addition, Frank McCormick, Ph.D., F.R.S., a director since Aduro’s inception, will transition off the company’s Board and to the company’s Scientific Advisory Board.

“As we advance our first-in-class STING and APRIL product candidates through the clinic, David’s strategic approach to drug development in oncology coupled with his exceptional leadership skills will be tremendously valuable and we look forward to his guidance and contributions,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “On behalf of the Board, shareholders and employees, I would also like to thank and recognize Frank for his support over the last nine years, which helped to shape Aduro and its core technologies from our founding to where we are today. We appreciate Frank’s continued involvement with Aduro through our Scientific Advisory Board.”

“Aduro is well-positioned with a leadership position in the STING and APRIL pathways, multiple collaboration partnerships and a strong balance sheet,” commented Dr. Mack. “I’m thrilled to begin working with the Aduro team at this important time as the company focuses on the opportunities for its STING and APRIL programs to positively impact patient treatment in cancer, autoimmune and inflammatory diseases.”

Dr. Mack brings more than 25 years of senior leadership experience in biotechnology. Prior to co-founding PMV Pharmaceuticals, Dr. Mack was a general partner at Alta Partners from 2002 to 2013. His first investment was Angiosyn (acquired by Pfizer in 2005), where he was a director and CEO. Prior to Alta, Dr. Mack co-founded and served as vice president of Genomics Research at Eos Biotechnology (acquired by Protein Design Labs in 2003). From 1994 to 1997, he served at Affymetrix as head of Cancer Biology where he oversaw the development and application of DNA array technology in the areas of oncology and inflammation. Dr. Mack was also a pivotal member of the Polymerase Chain Reaction (PCR) Invention Group at Cetus (now Novartis) in the mid 1980s. He has co-authored more than 30 scientific articles and reviews, including papers published in Cell, Science, and Nature, and is an inventor on 26 issued US patents. Dr. Mack was an American Cancer Society postdoctoral fellow in microbiology and immunology at Stanford University School of Medicine. He received his Ph.D. from the University of Chicago, where he was a Howard Hughes fellow in molecular genetics and cell biology, and he received a

B.A. in molecular biology from the University of California, Berkeley. Dr. Mack has served on the Boards of Directors of numerous biotechnology companies including Angiosyn, Aerie Pharmaceuticals (NASDAQ:AERI), Ceregene, Proacta Therapeutics, aTyr Pharmaceuticals (NASDAQ:LIFE), Pathwork Diagnostics, Silence Therapeutics (LON:SLN), and Sutro Biopharma (NASDAQ:STRO). He is currently on the Scientific Advisory Board of City of Hope.

Dr. McCormick has served as a member of Aduro’s Board of Directors since 2010 and has joined Aduro’s Scientific Advisory Board. Dr. McCormick is Director of the University of California, San Francisco (UCSF) Helen Diller Family Comprehensive Cancer Center, and Associate Dean of the UCSF School of Medicine. He has been a Fellow of the Royal Society, a society for science since 1996.

About Aduro

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in patients with cutaneously accessible metastatic solid tumors or lymphomas. BION-1301, a fully blocking monoclonal antibody that blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in multiple myeloma and as a potential treatment for IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our STING and APRIL programs for the treatment of cancer, autoimmune and inflammatory diseases and the value and contributions that Dr. Mack will provide as a director and Dr. McCormick’s role on our Scientific Advisory Board. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, early or preliminary clinical trial results may not be predictive of future results, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technologies to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading

“Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2018, which is on file with the Securities and Exchange Commission. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.